Exhibit 10.3

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment, is entered into as of August 8, 2021 (“Amendment Effective Date”), by and between Sanderson Farms, Inc., a Mississippi corporation (the “Company”), and Michael Cockrell (the “Executive”).

Reference is made to (1) the Employment Agreement, dated as of November 1, 2015 (the “Employment Agreement”), by and between the Company and Executive, and (2) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 8, 2021, by and among Walnut Sycamore Holdings LLC, a Delaware limited liability company, Sycamore Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent, the Company, and solely for purposes of Section 4.14, Section 5.2, Section 5.3, and, solely to the extent related to such provisions, ARTICLE 8, Wayne Farms LLC, a Delaware limited liability company.

Whereas, for good and valid consideration, including Executive’s continuing service to the Company, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Effective as of the Amendment Effective Date, Section 3.2 of the Employment Agreement is amended and restated as set forth below:

3.2. Termination by the Company Other Than For Cause or Poor Performance; Change in Control; Termination by the Executive for Good Reason. If (i) prior to a Change in Control, the Executive’s employment is terminated by the Company during the Term other than for Cause or Poor Performance, (ii) simultaneously with or after a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, or (iii) the Executive resigns for Good Reason within 30 days following the deadline set forth in Paragraph 3.2(a)(C) by which the Company must cure the Resignation Condition (the “Cure Deadline”), then in addition to the Accrued Amounts the

Executive shall be entitled to the following payments and benefits: (a) an amount equal to $1,304,640, which represents two times the Executive’s 2021 annual Base Salary, (b) an amount equal to $913,248, which represents two times fifty percent of the Executive’s 2021 maximum bonus opportunity, (c) an amount equal to the product obtained by multiplying (i) $456,624 (which represents fifty percent of the Executive’s 2021 maximum bonus opportunity), by (ii) a fraction, the numerator of which equals the number of days from and including November 1 of the year in which Executive’s employment terminates through and including the date on which Executive’s employment terminates and the denominator of which is 365 (the payments provided for in clauses (a), (b) and (c) are referred to as the “Severance Payments”) and (d) the continuation, on the same terms as an active employee, of medical benefits the Executive would otherwise be eligible to receive as an active employee of the Company for twenty-four (24) months or, if earlier, until such time as the Executive becomes eligible for substantially similar medical benefits from a subsequent employer. The Severance Payments shall be payable in a lump sum in immediately available funds as soon as practicable following the Executive’s termination or resignation, but in any event no later than the 45th day after the termination of the Executive’s employment.

2. Notwithstanding anything to the contrary contained in the Merger Agreement, each Company Performance Share Award (as defined in the Merger Agreement) held by Executive as of immediately prior to the Effective Time (as defined in the Merger Agreement) shall vest with respect to 200% of the target number of Shares (as defined in the Merger Agreement) covered by such Performance Share Award as of immediately prior to the Effective Time and shall be converted into a fully vested right to receive an amount in cash equal to the product obtained by multiplying (i) the Merger Consideration by (ii) 200% of such target number of Shares, payable as promptly as practicable following the Effective Time, but in any event no later than the fifth (5th) Business Day following the Effective Time.

3. Except as amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement Amendment as of the date first written above.

SANDERSON FARMS, INC.,

By: /s/ D. Michael Cockrell
Name:	D. Michael Cockrell
Title:	Treasurer, Chief Financial Officer and Chief Legal Officer

D. MICHAEL COCKRELL

Signature: /s/ D. Michael Cockrell

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